Exhibit 3.1

TRADE STREET RESIDENTIAL, INC.

ARTICLES OF RESTATEMENT

FIRST: Trade Street Residential, Inc., a Maryland corporation, desires to restate its charter as currently in effect.

SECOND: The provisions of the charter of the Corporation, which are now in effect and as restated hereby, in accordance with the Maryland General Corporation Law, are as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Trade Street Residential, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE CORPORATION

AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is seven (7), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”) nor more than fifteen (15). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael Baumann

James Boland

Randolph C. Coley

Lewis Gold

David Levin

Mack D. Pridgen

Sergio Rok

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the next annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if all of the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 4.2 Extraordinary Actions. Except as specifically provided in Article VII (relating to amendments), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 1,050,000,000 shares of stock, consisting of 1,000,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $10,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock.

5.2.1 Subject to the provisions of Article VI and except as may be otherwise specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.

5.2.2 The holders of shares of Common Stock shall be entitled to receive dividends when and as authorized by the Board of Directors and declared by the Corporation, but only out of funds legally available therefor.

5.2.3 In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Corporation and to holders of any class of stock hereafter classified or reclassified having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation) to share ratably in the remaining net assets of the Corporation, together with the holders of any other class of stock hereafter classified or reclassified not having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation.

5.2.4 The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock.

5.3.1 General. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

5.3.2 Class A Preferred Stock.

(1) Designation and Number. A class of Preferred Stock, designated the “Class A Preferred Stock, $.01 par value per share” (the “Class A Preferred Stock”), is hereby established. The number of authorized shares of Class A Preferred Stock shall be 423,326.

(2) Rank. The Class A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Class A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Class A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Class A Preferred Stock (the “Senior Stock”).

(3) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Class A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $100.00 per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Class A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Class A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Class A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Class A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Class A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(4) Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Class A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 1.0% per annum of the Liquidation Preference. On each of the third and fourth anniversaries of the date of issuance of the Class A Preferred Stock, such rate shall increase by 1.0%. The dividends on each share of Class A Preferred Stock shall be cumulative from the first date on which such share of Class A Preferred Stock is issued and shall be payable annually in arrears on or before July 15th, October 15th, January 15th or April 15th of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Class A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to the applicable Dividend Payment Date (the “Dividend Record Date”). The term “business day” shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Class A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Class A Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class A Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Class A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Class A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Class A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

(5) Voting Rights. Holders of the Class A Preferred Stock shall not have any voting rights, except as otherwise set forth below. Notwithstanding the foregoing, so long as any shares of Class A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Class A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately by class), amend, alter or repeal the provisions of the Charter (including the terms of the Class A Preferred Stock set forth herein), whether by merger, consolidation or otherwise, so as to materially or adversely affect any right, preference, privilege or voting power of the Class A Preferred Stock provided, however, with respect to the occurrence of such merger, consolidation or other event, so long as the Class A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Class A Preferred Stock receive equity securities of the successor or survivor of such merger, consolidation or other event with substantially identical rights as the Class A Preferred Stock, taking into account that, upon the occurrence of such merger, consolidation or other event, the Corporation may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such merger, consolidation or other event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Class A Preferred Stock. In addition, the holders of Class A Preferred Stock shall have exclusive voting rights on any amendment to the Charter (including the terms of the Class A Preferred Stock set forth herein) that would alter only the contract rights of the Class A Preferred Stock and no other class or series of stock of the Corporation shall be entitled to vote thereon.

(6) Conversion.

(a) As used in this Section 6, the following terms shall have the following meanings:

Adjusted Liquidation Preference. The term “Adjusted Liquidation Preference” shall mean the sum of (A) the Contingent Equity Payment, if any, and (B) the lesser of (i) $100.00 or (ii) $100.00 times a fraction, the numerator of which shall be the aggregate Stabilized Value of the Contributed Development Assets minus the value of the shares of Common Stock issued upon the contribution of the Contributed Development Assets, and the denominator of which shall be the value of the shares of Class A Preferred Stock issued upon the contribution of the Contributed Development Assets plus the sum (determined at the time of such computation) of (1) the amount of any debt encumbering the Contributed Development Assets, (2) the amount of any additional equity capital contributed by the Corporation, Trade Street Operating Partnership, LP or a third party developer to the development of the Contributed Development Assets, and (3) an amount equal to 8.0% of the additional equity capital referred to in clause (2) above with respect to the Contributed Development Assets, compounded annually; provided, however, that the amount computed pursuant to this formula (ii) shall not be less than zero ($0.00).

Base Equity Amount. The term “Base Equity Amount” shall mean with respect to each Contributed Development Asset the sum of (1) the Contributed Equity Value, (2) the amount of any debt encumbering the Contributed Development Asset, (3) the amount of any additional equity capital contributed by the Corporation, Trade Street Operating Partnership, LP or a third party developer to the development of the Contributed Development Asset, and (4) an amount equal to 8.0% of the additional equity capital referred to in clause (3) above with respect to the Contributed Development Asset, compounded annually.

BREF. The term “BREF” shall mean BCOM Real Estate Fund, LLC, a Delaware limited liability company.

BREF/BUSF. The term “BREF/BUSF” shall mean BREF/BUSF Millenia Associates, LLC, a Delaware limited liability company.

BREF Contribution Agreement. The term “BREF Contribution Agreement” shall mean that certain Contribution Agreement, dated April 23, 2012, by and among the Corporation, Trade Street Capital, LLC, BREF, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP, as amended from time to time.

BREF/BUSF Contribution Agreement. The term “BREF/BUSF Contribution Agreement” shall mean that certain Contribution Agreement, dated December 3, 2012, by and among the Corporation, BREF/BUSF and Trade Street Operating Partnership, LP, as amended from time to time.

Change of Control. The term “Change of Control” shall mean a merger, acquisition, share exchange or consolidation that would result in the stockholders of the Corporation at the time of such transaction to fail to own at least 51.0% of the outstanding voting equity securities of the Corporation upon consummation of such transaction or a sale of assets of the Corporation that, under state law or the rules of any securities exchange on which the Common Stock is then traded, requires a vote of the stockholders of the Corporation.

Change of Control Announcement. The term “Change of Control Announcement” shall mean the execution of a definitive agreement the consummation of which would result in a Change of Control of the Corporation.

Closing Price. The term “Closing Price” shall mean the closing price on any securities exchange on which the Common Stock is traded (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market) for the 20 trading days immediately preceding conversion, subject to a minimum price of $9.00 per share, as adjusted for any stock split, reverse stock split, combination or exchange of the Common Stock occurring after the date of issuance of the Class A Preferred Stock. By way of example, if the 20 trading day average for the closing price is $3.00 per share, the “Closing Price” shall nevertheless be $9.00 per share, subject to the adjustment described above.

Contingent Equity Payment. The term “Contingent Equity Payment” shall mean twenty percent (20%) of the Increase in Value divided by the number of shares of Class A Preferred Stock outstanding at the time of such determination.

Contributed Development Assets. The term “Contributed Development Assets” shall mean, collectively, (a) the development assets of BREF contributed by BREF to Trade Street Operating Partnership, LP pursuant to the terms of the BREF Contribution Agreement and (b) the development asset of BREF/BUSF contributed by BREF/BUSF to Trade Street Operating Partnership, LP pursuant to the BREF/BUSF Contribution Agreement.

Contributed Equity Value. The term “Contributed Equity Value” shall mean (a) with respect to each Contributed Development Asset of BREF, the Contributed Equity Value of the Contributed Development Asset as set forth on Schedule B of the BREF Disclosure Schedule made a part of the BREF Contribution Agreement or (b) with respect to the Contributed Development Asset of BREF/BUSF, Ten Million and 00/100 Dollars ($10,000,000.00).

Disposition. The term “Disposition” shall mean the sale or other disposition of a Contributed Development Asset.

Disposition Price. The term “Disposition Price” shall mean the sale or exchange price of a Contributed Development Asset in a Disposition.

Event of Bankruptcy or Insolvency. The term “Event of Bankruptcy or Insolvency” shall mean: (i) the Corporation making an assignment for the benefit of creditors, (ii) the Corporation voluntarily filing a petition under the United States bankruptcy code and rules promulgated thereunder, (iii) the Corporation seeking, consenting to or acquiescing in the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets primarily for the benefit of its creditors, (iv) the Corporation commencing a proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or (v) a petition of the nature described in subparagraph (iv) being filed, or any such proceeding being commenced against the Corporation, in which an order for relief is entered or which remains undismissed for a period of more than sixty (60) days from the date of filing or commencement, as applicable.

Increase in Value. The term “Increase in Value” shall mean the amount (if any) by which the aggregate Stabilized Values or, in the case of a Disposition, the Disposition Price, of the Contributed Development Assets exceeds the aggregate Base Equity Amounts of the Contributed Development Assets.

Stabilization. The term “Stabilization” shall mean the earlier of (a) the time at which a Contributed Development Asset has been placed in service and achieved a ninety percent (90%) physical occupancy, or (b) the time of Disposition of a Contributed Development Asset.

Stabilized Value. The term “Stabilized Value” shall mean (a) if Stabilization is by means of retention of the Contributed Development Asset, placing such asset in service and leasing such asset to tenants, the value of a Contributed Development Asset upon Stabilization as determined by the Board of Directors in good faith based upon appraisals received from three nationally recognized multifamily property appraisers engaged by the Corporation who appraise the Contributed Development Asset, or (b) if Stabilization is by means of Disposition, the Disposition Price of the Contributed Development Asset. All appraisals shall consider the stabilized net operating income of the Contributed Development Assets. In determining the Stabilized Value of any retained Contributed Development Asset, the Board of Directors shall consider the appraisals described above, as well as such other factors as the Board of Directors, in its business judgment, deems relevant.

Tender Offer. The term “Tender Offer” shall mean a tender or exchange offer that, if successfully completed, would result in a Change of Control.

Tender Offer Announcement. The term “Tender Offer Announcement” shall mean the public announcement by a person other than the Corporation of a Tender Offer.

(b) Upon Stabilization of the last of the Contributed Development Assets, the Class A Preferred Stock shall be convertible into that number of shares of Common Stock equal to the quotient of the Adjusted Liquidation Preference divided by the Closing Price of the Common Stock.

(c) In the event of any Change of Control Announcement, Tender Offer Announcement or Event of Bankruptcy or Insolvency, the Class A Preferred Stock shall be immediately converted into that number of shares of Common Stock equal to the quotient of the Adjusted Liquidation Preference divided by the Closing Price of the Common Stock.

(d) In order to exercise the right to convert shares of Class A Preferred Stock pursuant to paragraph (b) above, a holder of shares of Class A Preferred Stock shall deliver to the Company a written notice stating the number of shares of Class A Preferred Stock to be converted. Shares of Class A Preferred Stock for which such written notice has been delivered shall be converted into the number of shares of Common Stock determined in accordance with paragraph (b).

(e) Notwithstanding anything to the contrary contained herein, no holder of shares of Class A Preferred Stock shall be entitled to convert such shares of Class A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit or the Capital Stock Ownership Limit or other ownership limitation set forth in Article VI of the Charter unless, in the case of the Common Stock Ownership Limit or Capital Stock Ownership Limit, the Board of Directors has exempted the holder of such shares of Common Stock (or such other person) therefrom in accordance with Section 6.9 of Article VI of the Charter.

(f) Any shares of Class A Preferred Stock that shall have been converted into shares of Common Stock pursuant to the foregoing provisions shall, after such conversion, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

(7) Redemption.

(a) On and after the seventh anniversary of the date of issuance, the Corporation may, at its option, redeem shares of the Class A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $100.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).

(b) In the event of a redemption of shares of Class A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(c) If full cumulative dividends on all outstanding shares of Class A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Class A Preferred Stock may be redeemed unless all outstanding shares of the Class A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or acquire shares of the Class A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Class A Preferred Stock.

(d) If fewer than all of the outstanding shares of Class A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(e) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full redemption price, plus all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date, to which each record holder of Class A Preferred Stock is entitled as part of the redemption price, the Class A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Class A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock except as to the holder to whom notice was defective or not given.

(f) In addition to any information required by law or by the applicable rules of any exchange upon which Class A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the shares of Class A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Class A Preferred Stock held by such holder to be redeemed.

(g) If notice of redemption of any shares of Class A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Class A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Class A Preferred Stock, such shares of Class A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(h) Subject to applicable law and the limitation on purchases when dividends on the Class A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Class A Preferred Stock in the open market, by tender or by private agreement.

(i) The shares of Class A Preferred Stock are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust. For this purpose, the Market Price of Class A Preferred Stock shall equal $100.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of redemption.

(j) Any shares of Class A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP

Section 6.1 Definitions. For the purposes of Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Capital Stock” shall mean the Common Stock and Preferred Stock that may be issued pursuant to Article V of the Charter.

“Capital Stock Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Capital Stock, excluding any such outstanding Capital Stock which is not treated as outstanding for federal income tax purposes.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 6.3.6 of this Article VI.

“Code” shall mean the Internal Revenue Code of 1986, amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean the Common Stock that may be issued pursuant to Article V of the Charter.

“Common Stock Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock.

“Constructive Ownership” shall mean ownership of any Capital Stock by a Person who is or would be treated as an owner of such Capital Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Ownership Limit is created by the Board of Directors pursuant to Section 6.9.1 hereof.

“Excepted Holder Ownership Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.9.1 hereof, and subject to adjustment pursuant to Section 6.9.4 hereof, the percentage limit established by the Board of Directors pursuant to Section 6.9.1 hereof.

“IRS” means the United States Internal Revenue Service.

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Capital Stock on the trading day immediately preceding the relevant date, or if the Capital Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Capital Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Capital Stock may be traded, or if the Capital Stock is not then traded over any exchange or quotation system, then the market price of the Capital Stock on the relevant date as determined in good faith by the Board of Directors.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Capital Stock provided that the ownership of such shares of Capital Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Stock” shall mean the Preferred Stock that may be issued pursuant to Article V of the Charter.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 6.2.2 of this Article VI, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Capital Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 6.2.2 of this Article VI, the record holder of the shares of Capital Stock if such Transfer had been valid under Section 6.2.1 of this Article VI.

“REIT” shall mean a real estate investment trust qualifying under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Capital Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Capital Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Capital Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 6.3 of this Article VI.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

Section 6.2 Restriction on Ownership and Transfers.

6.2.1 Prior to the Restriction Termination Date:

(a) except as provided in Section 6.9 of this Article VI, no Person, other than an Excepted Holder, shall Beneficially or Constructively Own shares of Common Stock or Capital Stock in excess of the

Common Stock Ownership Limit or the Capital Stock Ownership Limit and no Excepted Holder shall Beneficially or Constructively Own shares of Common Stock or Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder;

(b) no Person shall Beneficially or Constructively Own Capital Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code; and

(c) no Person shall Constructively Own Capital Stock that would cause the Corporation to otherwise fail to qualify as a REIT, including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

6.2.2 If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Capital Stock in violation of Section 6.2.1 of this Article VI, (i) then that number of shares of Capital Stock that otherwise would cause such Person to violate Section 6.2.1 of this Article VI (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Capital Stock in violation of Section 6.2.1 of this Article VI, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1 shall, subject to Section 6.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares. To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.2.2, a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VI.

6.2.3 Subject to Section 6.12 of this Article VI and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Common Stock that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Common Stock.

Section 6.3 Transfers of Capital Stock in Trust.

6.3.1 Upon any purported Transfer or other event described in Section 6.2.2 of this Article VI, such Capital Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 6.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6 of this Article VI.

6.3.2 Capital Stock held by the Trustee shall be issued and outstanding Capital Stock. The Purported Beneficial Transferee or Purported Record Transferee shall have rights in the shares of Capital Stock held by the Trustee. The Purported Beneficial Transferee and Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust.

6.3.3 The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trust shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Capital Stock held in the Trust and, subject to Maryland law, effective as of the date the Capital Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Capital Stock prior to the discovery by the Corporation that the Common Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that the Capital Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

6.3.4 Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Capital Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 6.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 6.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Capital Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and other distributions, which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 6.3.3. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of such Capital Stock have been transferred to the Trustee, such shares of Capital Stock are sold by a Purported Record Transferee then (x) such shares of Capital Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Capital Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

6.3.5 Capital Stock transferred to the Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at price per share equal to the lesser of (i) the price per share paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the Transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and other distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 6.3.3. The Company may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Capital Stock held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee.

6.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(l)(A), 170(c)(2) and 501(c)(3) of the Code.

Section 6.4 Remedies For Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2 of this Article VI or that a Person intends to acquire, has attempted to acquire or may acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2 of this Article VI (whether or not such violation is intended), the Board of Directors or such committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or other events in violation of Section 6.2.1 of this Article VI shall automatically result in the transfer to a Trust as described in Section 6.2.2 and any Transfer in violation of Section 6.2.3 shall, subject to Section 6.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.5 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Capital Stock in violation of Section 6.2 of this Article VI, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 6.2.2 of this Article VI, shall immediately give written notice to the Corporation of such event or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 6.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is an owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of Capital Stock on the Corporation’s status as a REIT and to ensure compliance with the Common Stock Ownership Limit and the Capital Stock Ownership Limit, or as otherwise permitted by the Board of Directors.

Section 6.7 Remedies Not Limited. Nothing contained in this Article VI (but subject to Section 4.7 of Article IV and Section 6.12 of this Article VI) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 6.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 6.12 of this Article VI). In the event Article VI requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VI. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.9 Exceptions.

6.9.1 Subject to Section 6.2.1(b) hereof, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Stock Ownership Limit or the Capital Stock Ownership Limit, and may establish or increase an Excepted Holder Ownership Limit for such Person, if:

(a) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such Shares will violate Section 6.2.1.(b) and (c) hereof;

(b) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant shall not be treated as a tenant of the Corporation if the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from the tenant such that, in the opinion of the Board of Directors, the Corporation’s ability to qualify as a REIT is not impaired); and

(c) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Article VI) will result in such Shares being automatically transferred to a Trust in accordance with this Article VI.

6.9.2 Prior to granting any exception pursuant to Section 6.9.1 hereof, the Board of Directors may (but is not obligated to) require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

6.9.3 Subject to Section 6.2.1.(b) and (c) of this Article VI, an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) in excess of the Common Stock Ownership Limit or the Capital Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

6.9.4 The Board of Directors may only reduce the Excepted Holder Ownership Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Ownership Limit for that Excepted Holder. No Excepted Holder Ownership Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Capital Stock Ownership Limit.

6.9.5 Subject to Section 6.2.1.(b) and (c) of this Article VI, the Board of Directors may from time to time increase the Common Stock Ownership Limit or the Capital Stock Ownership Limit for one or more Persons and decrease the Common Stock Ownership Limit or the Capital Stock Ownership Limit for all other Persons; provided, however, that:

(a) Any decrease (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately) will not be effective for any Person whose percentage ownership in Capital Stock is in excess of such decreased Common Stock Ownership Limit or Capital Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Capital Stock Ownership Limit, but any further acquisition of Capital Stock in excess of such percentage ownership of Capital Stock will be in violation of the Common Stock Ownership Limit or Capital Stock Ownership Limit;

(b) The Common Stock Ownership Limit and the Capital Stock Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and

(c) Prior to the modification of either of the ownership limitations, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 6.10 Legends. Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend:

Restriction on Ownership and Transfer

THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN (A) SHARES OF COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OR (B) SHARES OF CAPITAL STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CAPITAL STOCK; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iii) ANY TRANSFER OF COMMON STOCK THAT, IF EFFECTIVE, WOULD RESULT IN THE COMMON STOCK BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS SHALL BE VOID AB INITIO AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH COMMON STOCK. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS OR INTENDS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN VIOLATION OF THE

ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING OR, IN THE CASE OF A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (i) OR (ii) ABOVE IS VIOLATED, THE SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF CAPITAL STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Section 6.11 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 6.12 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The shares of Capital Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VI after such settlement.

Section 6.13 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.14 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the next sentence and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, any amendment to Article VI hereof or to this sentence shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The foregoing restatement of the charter has been approved by a majority of the entire board of directors.

FOURTH: The charter is not amended by these Articles of Restatement.

FIFTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing restatement of the charter.

SIXTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing restatement of the charter.

SEVENTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing restatement of the charter.

EIGHTH: The undersigned acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its Chairman, Chief Executive Officer and President and attested to by its Secretary on this 27th day of March, 2013.

ATTEST:	TRADE STREET RESIDENTIAL, INC.

/s/ Bert Lopez	By:	/s/ Michael Baumann (SEAL)
Bert Lopez		Michael Baumann
Secretary		Chairman, Chief Executive Officer and President